Exhibit 99.1

EXCO Resources, Inc. Announces Initial Public Offering

Dallas, Texas, February 9, 2006 – EXCO Resources, Inc. (EXCO) yesterday announced the pricing of its initial public offering of 50,000,000 shares of its common stock at $13.00 per share.  J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. acted as joint book running managers for this offering.

All of the shares were sold by the company.  EXCO has granted the underwriters an option to purchase an additional 7,500,000 shares to cover over-allotments, if any.  EXCO’s common stock will be traded on the New York Stock Exchange beginning February 9, 2006 under the symbol “XCO.”  This offering is expected to close on February 14, 2006, subject to customary closing conditions.

A prospectus relating to these securities may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, (212) 552-6164 or addressingservices@jpmchase.com, from Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, NY 10179, (631) 274-8321, or from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, (212) 902-1171.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore North American oil and natural gas properties.